                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 Amendment No. 2


                            Frisby Technologies, Inc.
                            -------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title and Class of Securities)


                                    358743102
                                    ---------
                                 (CUSIP Number)


                                 Chiara Servida
                           Finpart International S.A.
                               c/o Fin.part S.p.A.
                        51, Foro Buonaparte, 20121 Milan
                                      Italy
                                   +3902725501
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                December 4, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S).240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                              (Page 1 of 5 Pages)

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-----------------------                            -----------------------------
 CUSIP No. 68617E101               13D/A                 Page 2 of 6 Pages
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Finpart International S.A.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      Not applicable
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                [_]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Luxembourg
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

                          None (See Item 5)
                   -------------------------------------------------------------
   NUMBER OF         8    SHARED VOTING POWER
    SHARES
  BENEFICIALLY            None
    OWNED BY       -------------------------------------------------------------
      EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             None (See Item 5)
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None (See Item 5)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

           [_]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      None (See Item 5)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                              (Page 2 of 5 Pages)

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-----------------------                            -----------------------------
 CUSIP No. 68617E101               13D/A                 Page 3 of 6 Pages
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Fin.part S.p.A.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      Not applicable
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                [_]

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Italy
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

                          None (See Item 5)
                   -------------------------------------------------------------
   NUMBER OF         8    SHARED VOTING POWER
    SHARES
  BENEFICIALLY            None
    OWNED BY       -------------------------------------------------------------
      EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             None (See Item 5)
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None (See Item 5)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

           [_]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      None (See Item 5)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                              (Page 3 of 5 Pages)

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    This amendment (this "Amendment") amends and supplements the information set forth in the Statement on Schedule 13D originally filed on December 3, 2001, as amended by Amendment No. 1 filed on December 4, 2001 (as amended, the "Statement") relating to the common shares of Frisby Technologies, Inc. In addition to the Items specified below, each other Item of the Statement to which the information set forth below is relevant is amended hereby.

Item 3. Source and Amount of Funds or Other Consideration.

    Not applicable.

Item 4. Purpose of the Transaction.

    Not applicable.

Item 5. Interest in Securities of the Issuer.

    Item 5 of the Statement is hereby amended in its entirety as follows:

    (a) Aggregate number of Company common shares outstanding:         8,896,778
        Number of Company common shares owned by Finpart International:        0
        Percent beneficially owned by Finpart International:                  0%

    (b) None.

    (c) Not applicable.

    (d) Not applicable.

    (e) Finpart International sold the shares to which the Statement related in a private transaction on December 4, 2002. Following such disposition, Finpart International no longer owns any of the Company common shares.

                               (Page 4 of 5 Pages)

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                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

December 4, 2002

                                             FINPART INTERNATIONAL S.A.


                                             By:  /s/ Gianluigi Facchini
                                                --------------------------------
                                                Name Gianluigi Facchini
                                                Title: Managing Director

                                             FIN.PART S.p.A.


                                             By:  /s/ Gianluigi Facchini
                                                --------------------------------
                                                Name Gianluigi Facchini
                                                Title: Managing Director

                              (Page 5 of 5 Pages)